Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Direct Digital Holdings, Inc. on Form S-1 (Amendment No. 3) (Registration No. 333-261059), of our report dated September 9, 2021 with respect to our audit of the financial statements of Direct Digital Holdings, Inc., as of August 26, 2021 and our report dated September 9, 2021 with respect to our audits of the consolidated financial statements of Direct Digital Holdings, LLC as of December 31, 2020 and 2019, and for the years ended December 31, 2020 and 2019, which reports appear in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

Houston, Texas

January 28, 2022